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                                                                   Exhibit 3.06

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                                                                          Page 1

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RETIREMENT OF "INTUIT INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF SEPTEMBER, A.D. 1998, AT 9 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.



     [SEAL]                             /s/ EDWARD J. FREEL
                                        -----------------------------------
                                        Edward J. Freel, Secretary of State

                                        AUTHENTICATION: 9305220

                                        DATE:  09-16-98
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                           CERTIFICATE OF RETIREMENT

                                       OF

                            SERIES A PREFERRED STOCK

                                       OF

                                  INTUIT INC.



     Intuit Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

     FIRST:    On February 1, 1993, the Corporation filed with the Delaware
Secretary of State a Certificate of Incorporation authorizing 33,000,000 shares of authorized stock, consisting of two classes: 30,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share, and designating 1,800,000 of the shares of Preferred Stock of the Company as Series A Preferred stock, par value $0.01 per share with the powers, preferences, rights, limitations and restrictions specified therein.

     SECOND:   On December 14, 1993, the Corporation filed a Certificate of
Amendment of Certificate of Incorporation that increased the number of shares of authorized stock to 63,000,000 shares consisting of two classes: 60,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $0.01 per share.

     THIRD:    On January 18, 1996, the Corporation filed a Certificate of
Amendment of Certificate of Incorporation that increased the number of shares of authorized stock to 253,000,000 shares, consisting of two classes: 250,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value of $0.01 per share.

     FOURTH:   On March 12, 1993, 1,655,082 shares of the Series A Preferred
Stock of the Corporation were converted into shares of the Corporation's Common Stock and ceased to be outstanding, leaving 144,918 shares of Series A Preferred Stock authorized but unissued.

     FIFTH:    Article IV, Part C, Section 7 of the Corporation's Certificate of
Incorporation prohibits the reissuance of the converted Series A Preferred Stock as Series A Preferred Stock.

     SIXTH:    Pursuant to the provisions of Section 243 of the General
Corporation Law of Delaware, 1655,082 shares of the Series A Preferred Stock of the Corporation are hereby retired.

     EXECUTED effective this 16th day of September, 1998.



                                        INTUIT INC.



                                        By:  /s/ CATHERINE L. VALENTINE
                                           -------------------------------
                                           Catherine L. Valentine
                                           Vice President, General Counsel
                                           and Secretary



    STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 09:00 AM 09/16/1998
   981359426 - 2324451